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                                                                    EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
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CONTACT:      SIMON WARD
PHONE:        (281) 987-8600
FAX:          (281) 986-8865
EMAIL:        IR@TTXG.COM

             TRANSTEXAS GAS CORPORATION RECAPITALIZATION INCLUDES
             REPURCHASE OF SENIOR SECURED NOTES AND COMMON EQUITY

HOUSTON, MAY 14, 1997 - TransTexas Gas Corporation (NASDAQ NMS: TTXG) announced today that it is commencing a tender offer to purchase all of its outstanding $800 million of 11 1/2% Senior Secured Notes due 2002, at 111 1/2% of the principal amount thereof, plus accrued and unpaid interest to the purchase date. Jefferies & Company, Inc. will act as the exclusive Dealer Manager for the tender offer and D.F. King will act as the Information Agent.

The Company said that it also intends to launch a repurchase program for its common stock in an aggregate amount up to $371 million. Shares would be purchased pro rata from the Company's affiliates and from the public.

TransTexas is engaged in exclusive negotiations to sell its wholly owned subsidiary, TransTexas Transmission Corporation, which is the owner of its Lobo Trend reserves, operations and related pipeline systems, for consideration expected to be approximately $1.1 billion.

The proceeds of the sale of its subsidiary and a proposed loan from the Company's parent, TransAmerican Energy Corporation, are expected to be used to finance the tender offer, for the planned repurchase of TransTexas common stock and for general corporate purposes, including an estimated $188 million in working capital. The consummation of the tender offer and the stock repurchase program is subject to certain conditions, including the closing of the sale of TransTexas Transmission Corporation and the proposed loan from TransAmerican Energy Corporation. The conditions to the tender offer are described in the tender offer documents available from the Dealer Manager and the Information Agent. The tender offer will expire at 9:30 am, New York time on June 12, 1997.

TransTexas Gas is engaged in the exploration, production and transmission of natural gas and oil, primarily in South Texas. The Company is now the third largest producer of natural gas in Texas with over 500,000 net acres currently under lease.

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